Exhibit 3.1
FIRST ARTICLES OF AMENDMENT TO
THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Second Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by deleting the first paragraph of existing Section 9.2 of the Articles in its entirety and substituting in lieu thereof a new first paragraph of such section to read as follows:

“Section 9.2 Certain Permitted Investments. The following provisions shall apply:”

SECOND: The Articles are hereby amended by deleting the first paragraph of existing Section 9.3 of the Articles in its entirety and substituting in lieu thereof a new first paragraph of such section to read as follows:

“Section 9.3 Investment Limitations. In addition to other investment restrictions imposed by the Board from time to time consistent with the Corporation’s objective of maintaining its status as a REIT, the following investment limitations shall apply to the Corporation:”

THIRD: The amendments to the Articles as set forth above have been duly approved by at least a majority of the Board of Directors and approved by the stockholders as required by law.

FOURTH: The undersigned acknowledges these First Articles of Amendment to the Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these First Articles of Amendment to the Second Articles of Amendment and Restatement to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 8th day of May, 2014.

ATTEST:		JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
By:	/s/ Gordon G. Repp	By:	/s/ C. Allan Swaringen
	Gordon G. Repp		C. Allan Swaringen
	Secretary		Chief Executive Officer and President